July 31, 2014

To our shareholders:

As we work to grow and expand, the excitement at Neah Power grows with it. We are continuing to seize new opportunities as they arise. I recently provided an interview which has been posted on the Agoracom discussion forum responding to various questions from interested parties. Please visit the discussion forum to read the full interview and gain a complete understanding of my responses.

I would like to draw your attention to some very exciting announcements below regarding The Buzzbar Suite, the Clean Tech Investors Acquisition, MOU with Aerial Drone Company, and the DRDO evaluation.

The BuzzBar Suite

We're very excited that BuzzBar Gen2 units are on the way! We are launching some new campaigns that are focused on the new BuzzBar! The first fully functional units, in a variety of colors, are arriving. The BuzzBar Suite packaging is currently being produced in tandem with the final units. We estimate that the building of the units will be completed by the first week of August. Meanwhile, we are working on packaging, new marketing materials, and some exciting new campaigns and partnerships.

The specifications on these units far exceed what was originally planned. For example, the solar panel was originally sized at half a Watt. (0.5W) while the actual units are 2 W! A customer can also fan out the system and add multiple panels, which was not available previously. Our redesigned product only website will go live once the first units are shipped and will coincide with a social media campaign around it and an announcement of important partnerships, new product launches, etc.

Clean Tech Investors Acquisition

We have been working with a university in Vancouver, British Columbia to continue development and testing of these technologies, and have made tremendous progress. These assets effectively include two product families – the direct formic fuel cell (BuzzCell) and the reformer based technology (FormiraTM). We are in early stage discussions regarding licensing the Formira technology with a fuel cell company, and an automotive company is reviewing our capabilities. These exciting, longer term opportunities require us to travel frequently to Vancouver to ensure continued progress.

MOU with Aerial Drone Company

We have signed the memorandum of understanding (MOU) with an Aerial Drone Company, and both parties are very enthusiastic about the prospects ahead. I visited them last week, and we discussed certain design efforts to incorporate the fuel cell into the drone. We will share more details related to schedule, etc. as they firm up.

PowerChip® shipment to DRDO

The PowerChip® shipments to DRDO were previously reported, and the parts and the fuel / oxidant that we shipped are expected to arrive in India at the lab of interest in the September timeframe. To ensure overall success, we decided to ship the fuel and oxidant from the US, rather than unknown India-based suppliers. This required the fuel/oxidant mixtures to be transported via ship, with the fuel cells shipping by air. We are excited about this, and the upcoming onsite validation, which will most likely be in the October 2014 time frame.

Thank you for your continued support. I am extremely pleased to see how well Neah Power has done over the years and am excited to see what is happening to enable our growth in the near future. We wholeheartedly believe that our success, in part, has been due to our supportive shareholders, our Board of Directors and our Strategic Advisory Board. We have a number of opportunities on the horizon and hope that you stay tuned to see what we make of them. Our team is hard at work doing a phenomenal job for you, our shareholders, and our customers.

Best Regards,

Chris D'Couto

President & CEO

Neah Power Systems

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2013 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2014 for a discussion of such risks, uncertainties and other factors.

Media Contacts:Veronica Welch

CWR & Partners, LLP

(508) 643-8000

ronnie@cwrpartners.com